Exhibit 99.1

StanCorp Financial Group, Inc. Declares Annual Cash Dividend

PORTLAND, Ore. — November 13, 2013 — The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) yesterday declared an annual cash dividend on its common shares of $1.10 per share, payable December 9, 2013, to shareholders of record on November 25, 2013. The annual cash dividend of $1.10 per share represents an 18% increase over last year’s dividend of $0.93 per share.

“We are pleased to announce the fourteenth consecutive annual increase to our shareholder dividend,” said Greg Ness, chairman, president and chief executive officer. “The 18% increase in the dividend per share reflects StanCorp’s strong capital position and higher earnings, which provide a solid foundation for returning value to shareholders.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2012 Form 10-K and the third quarter 2013 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin, Assistant Vice President,

Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz, Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com